EXHIBIT 2.3

                                CLOSING AGREEMENT

        This Closing Agreement (this "AGREEMENT") is dated as of the 13th day of May, 1997 by and among The York Group, Inc., a Delaware corporation (the "PURCHASER"), York Acquisition Corp. II, a Delaware corporation, West Point Casket Company, Inc., a Mississippi corporation (the "SELLER"), and Howard Joe Trulove, the Dillard Eugene Trulove Trust A and the Dillard Eugene Trulove Trust B (collectively, the "STOCKHOLDERS").

        Capitalized terms not otherwise defined herein shall have the meaning assigned to them in that certain Agreement and Plan of Merger dated as of February 11, 1997.

                                    RECITALS

        WHEREAS, the parties have previously executed that certain Agreement and Plan of Merger dated as of February 11, 1997 (the "MERGER AGREEMENT");

        WHEREAS, Article II of the Merger Agreement provides that the Seller and the Stockholders shall, from time to time through the Closing, advise the Purchaser as to any change, amendment or supplement to the Schedules which is necessary to reflect changes in the subject matter thereof occurring through the Closing Date;

        WHEREAS, the Seller and the Stockholders have made certain changes to the Schedules since the execution date of the Merger Agreement; and

        WHEREAS, the parties desire to enter into this Agreement in order to set forth the final Schedules to the Merger Agreement and to clarify the understanding of the parties hereto with respect to certain of the representations and disclosures set forth in the Merger Agreement and the related Schedules thereto.

        NOW, THEREFORE, in consideration of the premises and intending to be legally bound, for good and valuable consideration, the parties hereby agree as follows:

1. The parties hereby recognize and agree that the Schedules to the Merger Agreement, as such Schedules are attached to this Agreement as EXHIBIT A, shall be considered the final Schedules to the Merger Agreement and shall supersede and replace in their entirety any previous drafts of the Schedules as such drafts may have been provided to any of the parties prior to the date hereof.

2. Notwithstanding anything to the contrary in Section 2.5 (and Schedule 2.5) or Section 2.8 (and Schedule 2.8), the parties agree as follows:

        (a) The Seller has provided the Purchaser with a copy of the financial statements of the Seller as of June 30, 1996. Seller represents that such financial statements were prepared in accordance with past practice and fairly and accurately reflect the financial condition of the Seller as of June 30, 1996 (except for adjustments required by GAAP, including, but not limited to, timing differences between
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                accounting periods). The financial statements have been audited by Arthur Andersen and Co. ("AA"), and AA has proposed adjustments to comply with GAAP. Purchaser does not object to the proposed adjustments.

        (b) The Seller will prepare final financial statements as of the Closing Date (the "CLOSING FINANCIAL STATEMENTS"). Such Closing Financial Statements will be prepared consistent with Seller's past practice, but will not be prepared in accordance with GAAP.

        (c) Seller represents that since June 30, 1996, the Seller has conducted its business only in the ordinary course. The Seller also represents that there has been no material adverse change in the financial condition of the Seller subsequent to June 30, 1996, and that the Closing Financial Statements will fairly and accurately reflect the financial condition of the Seller as of the Closing Date (without regard to adjustments required by GAAP).

        (d) If there is any inconsistency between the provisions of this Agreement and Section 2.5 (and Schedule 2.5) or Section 2.8 (and
                Schedule 2.8), the provisions of this Agreement shall control. The provisions of this paragraph 2, Section 2.5 (and Schedule 2.5) and Section 2.8 (and Schedule 2.8) shall not limit Purchaser's rights to indemnity with respect to any other representation or other Section of the Merger Agreement.

3. Any trade accounts and notes receivable which are uncollectible will be assigned by Purchaser to the Stockholders, but only if the total of such uncollectible accounts and notes exceeds the amount of the reserve established by AA (approximately $1,200,000, which shall include the accounts receivable referenced in EXHIBIT B below), the $300,000 "basket" established in Section 2.9 of the Merger Agreement and collections on trade accounts and notes previously written off, and therefore the Stockholders are required to indemnify Purchaser and in fact do so, and then only to the extent of such indemnity obligation. The accounts and/or notes to be assigned shall be selected by Purchaser in its sole discretion. EXHIBIT B attached hereto sets forth a listing of certain trade accounts receivable written off by the Seller since June 30, 1996.

4. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

                                            THE YORK GROUP, INC.

                                            By: /s/ DAVID F. BECK
                                                    David F. Beck
                                                    Vice President



                                            YORK ACQUISITION CORP. II

                                            By: /s/ DAVID F. BECK
                                                    David F. Beck
                                                    Vice President


                                            WEST POINT CASKET COMPANY, INC.

                                            By: /s/ HOWARD JOE TRULOVE
                                                    Howard Joe Trulove
                                                    Chairman

                                            /s/ HOWARD JOE TRULOVE
                                            HOWARD JOE TRULOVE, individually


                                            DILLARD EUGENE TRULOVE TRUST A

                                            By: /s/ JAMES L. STAFFORD
                                                    James L. Stafford, Trustee

                                            DILLARD EUGENE TRULOVE TRUST B

                                            By: /s/ JAMES L. STAFFORD
                                                    James L. Stafford, Trustee

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